UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934
(Amendment No.        )

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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to Section 240.14a-12

INTERSTATE HOTELS & RESORTS, INC.

(Name of Registrant as Specified In Its Certificate)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Stockholder:

      You are cordially invited to attend the 2003 Annual Meeting of Stockholders of Interstate Hotels & Resorts, Inc., which will be held at the Latham Hotel, 3000 M Street, N.W., Washington, DC 20007, on June 10, 2003, at 9:00 a.m., Eastern Time. All holders of our outstanding common stock, par value $.01 per share, as of the close of business on April 4, 2003, are entitled to vote at the Annual Meeting.

      Enclosed for your information are copies of our Proxy Statement and Annual Report to Stockholders. We believe that you will find these materials informative.

      We hope you will be able to attend the Annual Meeting. Whether or not you expect to attend, please complete, sign, date and return the enclosed proxy card in the enclosed envelope as promptly as possible in order to make certain that your shares will be represented at the Annual Meeting.

PAUL W. WHETSELL
Chief Executive Officer and
Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 10, 2003

To the Stockholders of INTERSTATE HOTELS & RESORTS, INC.:

      Notice is hereby given that the 2003 Annual Meeting of Stockholders of Interstate Hotels & Resorts, Inc. will be held at the Latham Hotel, 3000 M Street, N.W., Washington, DC 20007, on June 10, 2003, at 9:00 a.m., Eastern Time. The Annual Meeting will be held for the following purposes:

1. To elect five members of our board of directors to serve for three-year terms expiring on the date of the Annual Meeting in 2006 and until his or her successor is duly elected and qualified;

2. To consider and vote upon ratification of the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2003; and

3. To transact such other business as may properly come before the Annual Meeting and any adjournment thereof.

      The Board of Directors has fixed the close of business on April 4, 2003, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

      All Stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend in person, please promptly fill in, sign and return the enclosed Proxy Card. If a quorum is present, the nominees for director must be elected by a plurality of votes cast at the meeting. The resolution to ratify the appointment of KMPG LLP as independent auditors must be passed by votes cast by a majority of the shares present at the meeting in person or by proxy. An abstention will not count as a vote cast but will be counted as present for purposes of determining a quorum.

By Order of the Board of Directors

Christopher L. Bennett
Secretary

April 23, 2003

PROXY STATEMENT FOR

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON
JUNE 10, 2003

INTRODUCTION

      The Board of Directors of Interstate Hotels & Resorts, Inc., a Delaware corporation, is soliciting proxies from holders of our common stock, par value $.01 per share, to be voted at the 2003 Annual Meeting of Stockholders to be held at the Latham Hotel, 3000 M Street, N.W., Washington, DC 20007, on June 10, 2003, at 9:00 a.m., Eastern Time, and at any adjournment thereof. This Proxy Statement and the enclosed proxy are first being mailed to stockholders on or about April 29, 2003.

Solicitation and Revocability of Proxies

      The enclosed proxy is solicited on behalf of our board of directors for use at the Annual Meeting. Any stockholder giving a proxy for the meeting has the power to revoke it any time prior to its use by (i) granting a subsequently dated proxy, (ii) attending the Annual Meeting and voting in person, or (iii) otherwise giving notice in person or in writing to the Secretary of Interstate Hotels & Resorts, Inc. If a proxy in the accompanying form is duly executed and returned, the shares represented thereby will be voted at the Annual Meeting and, where a choice is specified, the proxy will be voted in accordance with such specification. The representation in person or by proxy of one-third of the shares entitled to vote shall constitute a quorum at the Annual Meeting. Directors will be elected by a plurality of the votes cast. With respect to the election of directors, votes may be cast in favor or withheld. Votes that are withheld will be excluded entirely from the calculation of votes and will have no effect. The affirmative vote of a majority of the votes cast is required for the proposal to ratify the appointment of KPMG LLP as our independent auditors. If a proxy card indicates an abstention or a broker non-vote on a particular matter, then the shares represented by such proxy will be counted for quorum purposes. If a quorum is present, an abstention or a broker non-vote will have no effect on either of the proposals.

Outstanding Shares and Voting Rights

      Only holders of record of our common stock at the close of business on April 4, 2003, are entitled to vote at the Annual Meeting. At the close of business on April 4, 2003, we had 20,587,006 shares of common stock outstanding. Each outstanding share of common stock receives one vote with respect to matters to be voted on at the Annual Meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

      Our board of directors currently consists of 13 directors, divided into three classes. At the Annual Meeting, five directors will be elected for three-year terms expiring on the date of the Annual Meeting in 2006 and until any successor has been duly elected and qualified. Properly executed proxies will be voted as marked and, if not marked, will be voted in favor of the election of each nominee. The board of directors has no reason to believe that any nominee will be unable to serve if elected. In the event any nominee shall become unavailable to stand for re-election, the individuals named as proxies in the accompanying proxy may vote for the election of a substitute nominee designated by our board of directors. Certain information concerning such nominees is set forth below.

      Between July 31, 2002, the date on which our merger with Interstate Hotels Corporation was consummated, and December 31, 2002, our board of directors met three times. Each of our directors attended all of these meetings except Mr. Mikulich, who attended two meetings, and Mr. Crandall, who attended one meeting. Between January 1, 2002 and July 31, 2002, our board of directors met three times. All of our current directors and nominees for director who were directors during that period attended all of the meetings except Mr. Crandall, who attended two of the meetings.

      Our board of directors is divided into three classes of directors. The terms for the directors in Class II expire this year, the terms for directors in Class III expire in 2004 and the terms for directors in Class I expire in 2005. Directors are typically elected for three-year terms.

      Until January 31, 2004, the nomination by us of candidates to serve as director will be governed by provisions under our certificate of incorporation and bylaws that require us to nominate the persons specified in those provisions and by a Stockholder and Board Composition Agreement. All of the directors nominated by us for election as directors at this year’s Annual Meeting have been nominated as required by those provisions and the Stockholder and Board Composition Agreement. For more information, please see “Certain Relationships and Related Transactions.”

      The Board of Directors unanimously recommends that you vote FOR the election of each of the nominees identified below. Proxies solicited by the board of directors will be so voted except where authority has been withheld. Proxies cannot be voted for more people than the number of nominees named below.

Directors Nominated This Year for Terms Expiring in 2006

Name, Principal Occupation	Served as a
and Business Experience	Director Since	Age	Class

KARIM J. ALIBHAI	2002	39	II

Mr. Alibhai joined our board of directors in July 2002. Mr. Alibhai is presently a Principal of the Gencom Group, a hotel development and ownership company, which he rejoined in June 1999. Mr. Alibhai served as President, Chief Operating Officer and a Director of Wyndham International, Inc. from October 1997 through May 1999. Prior to October 1997, Mr. Alibhai served as President and Chief Executive Officer of the Gencom Group. Mr. Alibhai also served on the board of directors of Interstate Hotels Corporation from October 2000 until its merger with us in July 2002.

JOSEPH J. FLANNERY	2002	41	II

Mr. Flannery joined our board of directors in July 2002. Mr. Flannery is a Managing Director of Lehman Brothers Inc., an internationally recognized investment bank. Prior to joining Lehman Brothers in 1989, Mr. Flannery held positions with Pannell Kerr Forster and Prudential Life Insurance Company. Mr. Flannery also served on the board of directors of Interstate Hotels Corporation from October 2000 until its merger with us in July 2002.

Name, Principal Occupation	Served as a
and Business Experience	Director Since	Age	Class

RAYMOND C. MIKULICH	2002	50	II

Mr. Mikulich joined our board of directors in July 2002. Mr. Mikulich is currently a Managing Director of Lehman Brothers Inc. and co-head of Lehman Brothers Real Estate Partners, a $1.6 billion real estate merchant banking fund sponsored by Lehman Brothers. From 1989 to 1999, Mr. Mikulich was responsible for global real estate investment banking activities at Lehman Brothers. Prior to joining Lehman Brothers, Mr. Mikulich was with LaSalle National Bank, Chicago and its parent, ABN/ AMRO, for seven years.

MAHMOOD J. KHIMJI	2002	42	II

Mr. Khimji joined our board of directors in July 2002. Mr. Khimji presently is a Principal of Highgate Holdings Inc., a real estate investment company, and has held that position since 1988. He is a member of the Board of Visitors of the Faculty of Law for Columbia University and he previously served on the Board of Directors of MeriStar Hospitality Corporation. Mr. Khimji also served on the board of directors of Interstate Hotels Corporation from October 2000 until its merger with us in July 2002.

SHERWOOD M. WEISER	2002	72	II

Mr. Weiser joined our board of directors in July 2002. Mr. Weiser is Chairman, President and Chief Executive Officer of Continental Hospitality Holdings, LLC, a hotel development company. Mr. Weiser served as Chairman, President and Chief Executive Officer of Carnival Resorts & Casinos, a casino development and management company, from March 1994 until April 2001. Mr. Weiser is a member of the Board of Directors of Mellon United National Bank, a subsidiary of Mellon Bank, and Wyndham International, Inc., and is a trustee of the University of Miami. Mr. Weiser also served on the board of directors of Interstate Hotels Corporation from October 2000 until its merger with us in July 2002.

Directors Whose Terms Do Not Expire at the 2003 Annual Meeting

      The following directors’ terms do not expire in 2003 and therefore are not standing for re-election at this Annual Meeting:

Name, Principal Occupation	Served as a
and Business Experience	Director Since	Age	Class

JOHN J. RUSSELL, JR.	2002	56	III

Mr. Russell joined our board of directors in July 2002. Mr. Russell is Chief Executive Officer of Hospitality Artists, LLC, a hospitality consulting business, a partner of Yesawich, Pepperdine Brown & Russell, an international marketing firm and the Chairman of the Board of the American Hotel & Lodging Educational Foundation. Prior to serving in these positions, Mr. Russell was Vice Chairman of the Travel Division of Cendant Corporation and President and Chief Executive Officer of Resort Condominiums International LLC, Global Operations. Before that, Mr. Russell served as Chairman and Chief Executive Officer of Cendant’s Hotel Division. From 1995 to 1996, Mr. Russell was Executive Vice President of Franchise Sales for the Century 21 Real Estate Corporation, and from 1992 to 1995, he served as President of Days Inns of America. Mr. Russell also serves as a member of the Board of Directors of the University of Delaware’s Hotel and Restaurant Program. He also previously served as President of the Hospitality, Sales and Marketing Association International.

Name, Principal Occupation	Served as a
and Business Experience	Director Since	Age	Class

J. TAYLOR CRANDALL	2002	49	I

Mr. Crandall has been a member of our board of directors since January 2002. Mr. Crandall is presently the Managing Partner of Oak Hill Capital Management, Inc., a private equity investment firm, and serves on the Board of Advisors of Oak Hill Strategic Partners, L.P., an investment partnership. Mr. Crandall first joined Keystone, Inc., a private investment company, in 1986 as Vice President and Chief Financial Officer; he currently serves as Vice President and Chief Operating Officer. Mr. Crandall is also a director of MeriStar Hospitality Corporation, US Oncology, Inc., Broadwing, Inc. and American Skiing Company.

LESLIE R. DOGGETT	2001	46	III

Ms. Doggett joined our board of directors in October 2001. Currently, Ms. Doggett is President and CEO of Doggett Rosemont Consulting, which specializes in business development services for hospitality and tourism-related interests. From April 1996 until 2001, Ms. Doggett was the Deputy Assistant Secretary of Tourism Industries at the United States Department of Commerce. From September 1993 to April 1996, Ms. Doggett was the Deputy Under Secretary of Commerce for the United States Travel and Tourism Administration. From 1990 to 1993, Ms. Doggett was the Director of Tourism for New York City’s Office of the Mayor. Before her tenure in public service, Ms. Doggett worked as a hotel sales executive for 10 years. In addition, from 1992 to 2001, Ms. Doggett served on the Advisory Board of the Tisch Center for Hospitality, Tourism and Travel at New York University.

JOHN EMERY	2001	39	I

Mr. Emery joined our board of directors in October 2001. Mr. Emery is our President and Chief Operating Officer and has served in these positions since September 2001. From April 2000 until September 2001, Mr. Emery was our Chief Investment Officer. From May 2000 until November 2002, Mr. Emery was also a director of MeriStar Hospitality Corporation and from September 2001 until November 2002, he served as the President and Chief Operating Officer of MeriStar Hospitality. From March 1996 to September 2001, Mr. Emery served in various capacities at MeriStar Hospitality and its predecessor, CapStar Hotel Company, culminating as Chief Operating Officer of MeriStar Hospitality from April 2000 to September 2001. Prior to that, from January 1987 to September 1995, Mr. Emery worked for Deloitte & Touche LLP. Mr. Emery is a member of the business advisory board for the Pamplin College of Business at Virginia Tech.

STEVEN D. JORNS	1998	54	III

Mr. Jorns has been the Vice Chairman of our board of directors since August 1998 and became our Chief Investment Officer in March 2003. Mr. Jorns has also been Vice Chairman of the board of directors of MeriStar Hospitality Corporation since August 1998. Mr. Jorns was our Chief Operating Officer from August 1998 until January 1999. From April 1996 to August 1998, Mr. Jorns was the Chairman of the board of directors, Chief Executive Officer and President of American General Hospitality Corporation. Mr. Jorns was also the founder of American General Hospitality, Inc., one of our predecessors, and served from its formation in 1981 until August 1998 as Chairman of the board of directors, Chief Executive Officer and President.

Name, Principal Occupation	Served as a
and Business Experience	Director Since	Age	Class

JAMES B. MCCURRY	1998	54	III

Mr. McCurry has been a member of our board of directors since 1998. Mr. McCurry is President of the Printing Division of Kinko’s, Inc. From May 2001 until March 2003, Mr. McCurry was an independent management consultant during which time he served briefly as chief executive officer of Broder Bros., Inc. From May 2000 until May 2001, Mr. McCurry was chief executive officer of an e-commerce subsidiary of Fleming Companies, Inc. From July 1997 until May 2000, Mr. McCurry was a partner with Bain & Company, an international management consulting firm specializing in corporate strategy.

PAUL W. WHETSELL	2000	51	I

Mr. Whetsell is the Chairman of our board of directors and our Chief Executive Officer and has served in these positions since August 1998. Mr. Whetsell has also been Chairman of the board of directors and Chief Executive Officer of MeriStar Hospitality Corporation since August 1998. Prior to August 1998, Mr. Whetsell had been Chairman of the board of directors of CapStar Hotel Company since 1996 and had served as President and Chief Executive Officer of CapStar Hotel Company since its founding in 1987.

THOMAS F. HEWITT	2002	59	I

Mr. Hewitt joined our board of directors in July 2002. Mr. Hewitt was Chairman and Chief Executive Officer of Interstate Hotels Corporation from March 1999 until July 2002. Mr. Hewitt previously was Chief Operating Officer of Carnival Resorts & Casinos, where he headed all hotel and resort operations.

THE COMMITTEES OF THE BOARD OF DIRECTORS

      Our board of directors has four committees: an audit committee, a compensation committee, an investment committee, and a corporate governance and nominating committee.

The Audit Committee

      The audit committee consists of three independent directors and is responsible for:

•	the appointment, compensation and oversight of our independent auditors,

•	reviewing with the independent auditors the plans and results of the audit engagement,

•	approving professional services provided by the independent auditors,

•	reviewing the independence of the independent auditors,

•	considering the range of audit and non-audit fees,

•	reviewing the adequacy of our internal accounting controls, and

•	reviewing our quarterly and annual financial statements.

      Our audit committee’s charter is attached as Exhibit A to this proxy statement and is available on our website at www.ihrco.com. The current members of the audit committee are Messrs. Russell and McCurry and Ms. Doggett. Mr. McCurry is chair of this committee. The audit committee met once between July 31, 2002, the date of our merger, and December 31, 2002, and all of the members attended this meeting. Between January 1, 2002 and July 31, 2002, the audit committee of our board of directors met three times. Mr. McCurry was a member of that committee during that period and attended all of those meetings.

The Compensation Committee

      The compensation committee consists of three non-employee directors and is responsible for recommending to the board of directors the compensation of our executive officers and for administering our employee incentive plans. Our compensation committee’s charter is available on our website at www.ihrco.com. The current members of the compensation committee are Messrs. Khimji, Mikulich, and Crandall. Mr. Khimji is chair of this committee. The compensation committee met three times between July 31, 2002, the date of our merger, and December 31, 2002, and all of the members attended each meeting. Between January 1, 2002 and July 31, 2002, the compensation committee of our board of directors did not formally meet.

The Investment Committee

      The investment committee consists of four non-employee directors and is responsible for the review of investments proposed by our management and the approval of such investments up to $5 million. Our investment committee’s charter is available on our website at www.ihrco.com. The current members of the investment committee are Messrs. Khimji, Alibhai, Flannery and Crandall. The investment committee had numerous informal meetings and two formal meetings between July 31, 2002, the date of our merger, and December 31, 2002. All of the members attended each of the formal meetings. Between January 1, 2002, and July 31, 2002, the investment committee of our board of directors did not formally meet.

The Corporate Governance and Nominating Committee

      The corporate governance and nominating committee consists of four non-employee directors and is responsible for:

•	nominating all other members of our board of directors,

•	recommending membership for board committees,

•	reviewing board performance, and

•	recommending corporate governance guidelines to our board of directors and management.

Our corporate governance and nominating committee’s charter is available on our website at www.ihrco.com. The current members of this committee are Ms. Doggett, and Messrs. Weiser, Mikulich and Hewitt. Mr. Weiser is the chair of this committee. During 2002, the corporate governance and nominating committee did not meet.

      We would be pleased to receive suggestions from stockholders about persons we should consider as possible members of the board of directors. Any suggestion of candidates for director should be sent to our secretary and will be considered by the corporate governance and nominating committee.

NON-EMPLOYEE DIRECTORS’ COMPENSATION

      Directors who are not our employees or employees of our subsidiaries are paid an annual fee of $20,000. In addition, each non-employee director is paid $1,250 for attendance in person at each meeting of our board of directors; $1,000 for attendance in person at each meeting of a committee of our board of directors of which the director is a member and $500 for each telephonic meeting of our board of directors or a committee of which the director is a member. Non-employee directors may elect to receive all or a portion of their annual fees in shares of our common stock rather than cash. Directors who are our employees do not receive any fees for their service on the board of directors or committees. We reimburse all directors for their out-of-pocket expenses in connection with their service on the board of directors.

Options

      Under our non-employee directors’ incentive plan, each non-employee director will be awarded an option to purchase 7,500 shares of our common stock upon initial commencement of service as a director, whether by appointment or election. After that, each independent director will be granted an option to purchase 5,000 shares of our common stock on the first business day following our annual meeting of stockholders. The exercise price of option grants will be 100% of the fair market value of our common stock on the date of grant, and options will vest in three annual installments. The exercise price may be paid in cash, cash equivalents acceptable to the committee, our common stock or any combination of them. Options granted under this plan, once vested, will be exercisable for 10 years from the date of grant. Upon termination of service as a director, options which have not vested will be forfeited and vested options may be exercised until they expire. All options will vest upon a change in control of our company. A maximum of 500,000 shares of our common stock may be issued under this plan. The share limitation and terms of outstanding awards may be adjusted, as the compensation committee deems appropriate, in the event of a stock dividend, stock split, combination, reclassification, recapitalization or other similar event. For more information about our non-employee directors’ incentive plan, please see the terms of that plan, which is filed as an exhibit to our 2002 annual report on Form 10-K.

THE EXECUTIVE OFFICERS

      Messrs. Whetsell, Emery and Jorns are executive officers and directors and their biographical information is set forth under Proposal No. 1 — Election of Directors. The names, positions, business experience, terms of office and ages of the other executive officers of the Company are as follows:

Names, Positions and	Served as an
Offices, and Business Experience	Officer Since	Age

JAMES A. CALDER	1998	40

Mr. Calder is our Chief Financial Officer and has served in this position since August 1998. Mr. Calder also served as Chief Accounting Officer of MeriStar Hospitality Corporation from October 2001 until November 2002. From September 1997 until August 1998, Mr. Calder served as Senior Vice President of Finance of CapStar Hotel Company. From May 1995 to September 1997, Mr. Calder served as Senior Vice President and Corporate Controller of ICF Kaiser International, Inc. Prior to that, from July 1984 to May 1995, Mr. Calder worked for Deloitte & Touche LLP in various capacities, culminating with Senior Manager for the real estate industry. Mr. Calder is a Certified Public Accountant.

ROBERT J. MORSE	2001	46

Mr. Morse is the President of our Hotel Operations division and has served in this position since October 2001. From April 2000 until October 2001, Mr. Morse was President, the Americas and Executive Director of Millennium and Copthorne Hotels plc, an international hotel and resort company. From July 1999 to April 2000, Mr. Morse was our Executive Vice President of Operations. Mr. Morse also served as President of the Homestead Village extended-stay brand from 1997 to 1999, President of the franchise division of ITT Sheraton Corp. and President of Four Points Hotels by Sheraton from 1996 to 1997 and Senior Vice President of Sheraton’s North America Division from 1989 until 1996. Mr. Morse is a trustee of the American Hotel & Lodging Educational Institute and an advisory board member of the University of Massachusetts Hotel, Restaurant and Travel Administration Department.

THOMAS F. VINCENT	2000	55

Mr. Vincent is the President of our BridgeStreet division and has served in this position since July 2000, after we acquired BridgeStreet Accommodations, Inc., which became our BridgeStreet Corporate Housing Worldwide division. Prior to that, Mr. Vincent served as the President of the BridgeStreet Canada division of BridgeStreet Accommodations, Inc. beginning in March 1998. Mr. Vincent founded Global Travel Apartments, Inc. in 1977 and served as its President until March 1998, when Global Travel Apartments merged with BridgeStreet Accommodations, Inc.

EXECUTIVE COMPENSATION

      The following table sets forth all compensation paid during 2002 to our Chief Executive Officer and our other most highly compensated executive officers.

						Long-Term Compensation
	Annual Compensation
						Restricted		Securities
				Other Annual		Stock		Underlying	LTIP		All Other
Name and Principal Position	Year	Salary	Bonus(13)	Compensation		Awards		Options	Payouts		Compensation

Paul W. Whetsell(1)	2002	$190,000	$275,000	$47,998	(2)	$634,500	(3)	$150,000	$—		$—
Chairman and	2001	190,000	—	79,855		—		100,000	—		—
Chief Executive Officer	2000	190,000	—	23,044		—		—	—		—

John Emery(1)	2002	275,385	200,000	7,253	(4)	199,500	(5)	200,000	—		—
President and	2001	141,154	—	8,454		—		70,000	—		—
Chief Operating Officer	2000	90,000	29,700	—		—		—	—		—

Robert J. Morse	2002	425,000	178,000	450	(6)	—		60,000	—		—
President, Hotel Operations	2001	73,558	—	87	(6)	—		40,000	—		—
	2000	83,666	70,200	—		—		—	—		—

James A. Calder	2002	204,500	85,000	2,198	(6)	—		20,000	—		—
Chief Financial Officer	2001	200,000	—	3,082		—		10,000	—		—
	2000	200,000	87,300	107,726		—		—	—		543,125 (7)

Thomas F. Vincent	2002	224,823	63,000	1,129	(6)	—		—	—		—
President, BridgeStreet	2001	220,000	—	—		—		4,000	—		—
	2000	92,231	33,900	—		—		8,000	—		—

Kevin P. Kilkeary(12)	2002	256,250	—	2,200,332	(14)	—		—	—		—
Former President,	2001	292,500	250,000	370,034	(9)				23,400	(8)	—
Hotel Operations	2000	300,000	446,250	73,490	(10)	500,000	(11)	—	24,000	(8)	—

(1)	Mr. Whetsell is also chairman and chief executive officer of MeriStar Hospitality Corporation and receives compensation for employment from MeriStar Hospitality. Mr. Emery was president and chief operating officer of MeriStar Hospitality until November 2002 and he received compensation from MeriStar for employment through that date.

(2)	Mr. Whetsell’s other compensation includes $19,500 for disability insurance, $690 for group term life insurance, $8,208 for personal car payments and $19,600 for life insurance.

(3)	Mr. Whetsell was granted 150,000 shares of restricted stock on December 13, 2002, under our employee incentive plan. The value of the shares on the date of grant was $4.23 per share. The shares vest over three years in equal installments.

(4)	Mr. Emery’s other compensation includes $270 for group term life insurance and $6,983 for personal car payments.

(5)	Mr. Emery was granted 50,000 shares of restricted stock on October 18, 2002, under our employee incentive plan. The value of the shares on the date of grant was $3.99 per share. The shares vest over three years in equal installments.

(6)	Represents group term life insurance.

(7)	Mr. Calder was an officer of MeriStar Hospitality Corporation until November 2002. In 1999, the compensation committee of our board of directors approved the grant by MeriStar Hospitality of MeriStar Hospitality common stock and other equity compensation to Mr. Calder. This restricted equity award was satisfied by issuing a combination of MeriStar Hospitality common stock, which vested over three years with the final portion vested in March 2003, and a new class of partnership units or “POPs” in the subsidiary operating partnership of MeriStar Hospitality, which vests over four years with the final portion vesting in March 2004. The stock portion of the restricted equity award is valued based on the closing price per share of the MeriStar Hospitality common stock on the date of grant. Under the terms of the restricted equity award, Mr. Calder received options to purchase 25,000 shares of MeriStar Hospitality common stock at $14.88 per share, 31,250 shares of restricted stock on March 31, 2000, and 31,250 POPs on March 29, 2000.

(8)	Consists entirely of compensation under the then existing Interstate Hotel Corporation executive retirement plan.

(9)	Consists of dividends earned on Interstate Hotel Corporation Series B preferred stock of $43,750, amortization of loan forgiveness of $291,667 and imputed interest on loans by Interstate of $34,617.

(10)	Consists of dividends earned on Interstate Hotel Corporation Series B preferred stock of $8,750, amortization of loan forgiveness of $50,000 and imputed interest on a loan by Interstate of $14,740.

(11)	Consists of 50,000 shares of Interstate Hotel Corporation Series B preferred stock issued in connection with a transaction with the Interstate Hotel Corporation principal investor group on October 20, 2000. The Series B preferred stock paid dividends at 8.75% per year. These shares were converted into 125,000 shares of Interstate Hotel Corporation Class A common stock on June 26, 2002.

(12)	Mr. Kilkeary resigned in November 2002.

(13)	Bonus amounts represent payments made under each executive officer’s employment agreement. Bonus amounts shown for a particular fiscal year were paid in the subsequent fiscal year.

(14)	Includes a severance payment of $1,742,000 and the forgiveness of loans totalling $458,332 in connection with Mr. Kilkeary’s resignation in November 2002. The severance payment and the loan forgiveness were made pursuant to his employment agreement with Interstate Hotels Corporation.

Option/SAR grants in last fiscal year

      The following table sets forth information concerning the options granted to those persons listed in the summary compensation table above in the last completed fiscal year and the year-end number and value of unexercised options with respect to each of these persons.

			Number of Securities		Potential Realizable
		Percent of	Underlying Unexercised		Value as Assumed
		Total	Options at Fiscal Year-End		Annual Rates of
	Number of	Options/SAR’s			Stock Appreciation
	Shares	Granted to			for Option Term(2)
	Acquired on	Employees	Exercise Price	Expiration
Name	Exercise(1)	in 2001	$/share	Date	5%	10%

Paul W. Whetsell	150,000	31.6%	$4.23	12/13/12	$399,034	$1,011,230
John Emery	200,000	42.1%	$3.99	10/18/12	501,858	1,271,806
Robert J. Morse	60,000	12.6%	$3.99	10/18/12	150,557	358,542
James A. Calder	20,000	4.2%	$3.99	10/18/12	50,186	127,181
Thomas F. Vincent	—	—	—	—	—	—
Kevin P. Kilkeary (3)	—	—	—	—	—	—

(1)	Unless otherwise noted, the information in this table for these executive officers relates to options to purchase shares of our common stock that were granted in fiscal 2002. All options granted vest ratably over 3 years.

(2)	In accordance with the rules of the Securities and Exchange Commission, these amounts are the hypothetical gains or “option spreads” that would exist based on assumed rates of annual compared stock price application of 5% and 10% from the date the options were granted over the full option term.

(3)	Mr. Kilkeary resigned in November 2002.

Aggregated option exercises in last fiscal year and fiscal year-end option values

      The following table sets forth information concerning the options exercised by those persons listed in the summary compensation table above in the last completed fiscal year and the year-end number and value of unexercised options with respect to each of these persons.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		in-the-Money Options
			Options at Fiscal Year-End		at Fiscal Year-End
	Shares Acquired
Name	on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Paul W. Whetsell	—	—	175,000	150,000	$135,000	$85,500
John Emery	—	—	115,000	200,000	140,000	162,000
Robert J. Morse	—	—	40,000	60,000	70,000	48,600
James A. Calder	—	—	40,000	20,000	13,500	16,200
Thomas F. Vincent	—	—	12,000	—	5,400	—
Kevin Kilkeary (1)	—	—	—	—	—	—

(1)	Mr. Kilkeary resigned in November 2002.

COMPENSATION

Employee Incentive Plans

      We have in effect an employee incentive plan and an equity incentive plan. Following the merger on July 31, 2002, grants of stock options, stock awards, incentive awards or performance shares will only be made under the employee incentive plan. The equity incentive plan is a legacy Interstate Hotels Corporation plan and no further grants will be made under this plan. Each of our employees or employees of our affiliates, including employees who are directors of our company or our affiliates, or any other person whose efforts contribute to our performance or the performance of our affiliates, is eligible to participate in the employee incentive plan. The employee incentive plan permits the grant of stock options, stock awards, incentive awards or performance shares to eligible employees or other individuals under the employee incentive plan. In the event of a change in control of our company, all outstanding options and awards under the employee incentive plan will become fully vested and/or exercisable.

      The plans are administered by the compensation committee of our board of directors. The compensation committee has the authority to determine the persons to whom options will be granted and, subject to the plans, the terms and amount of options granted.

      In no event may the total number of shares of common stock covered by grants under the plans exceed 15% of the number of our issued and outstanding common stock as of the end of the preceding calendar year. In addition, not more than 1,500,000 shares issuable under the employee incentive plan may be subject to incentive stock options.

      An optionee has no rights as a stockholder with respect to any shares covered by his or her options until the date of issuance of a stock certificate to him or her for such shares. No option is exercisable more than 90 days after termination of employment unless otherwise agreed to by us.

Employment Agreements

      We have entered into employment agreements with our following senior executive officers:

•	Paul W. Whetsell, dated as of November 1, 2001, as amended July 31, 2002, and December 13, 2002;

•	John Emery, dated as of November 1, 2002;

•	Robert Morse, dated as of November 1, 2001;

•	James A. Calder, dated as of August 3, 1998;

•	Thomas F. Vincent, dated as of July 16, 2000; and

•	Steven D. Jorns, dated as of August 3, 1998, as amended December 10, 1998.

      The material terms of these agreements are as follows:

      Term. Mr. Whetsell’s agreement is for an initial term of three and one-half years, and Mr. Jorns’ agreement is for an initial term of five years; all of the other agreements are for initial terms of three years. All agreements except for Mr. Vincent’s automatically renew on a year-to-year basis after the initial term unless terminated in accordance with their terms.

      Base salary. The senior executive officers receive minimum annual base salaries as follows:

•	Mr. Whetsell — $350,000

•	Mr. Emery — $525,000

•	Mr. Morse — $450,000

•	Mr. Calder — $260,000

•	Mr. Vincent — $250,000

•	Mr. Jorns — $90,000

      Annual incentive bonus. Each executive is eligible to receive an annual incentive bonus based on the following percentages of each executive’s base salary:

	Minimum	Maximum
	Bonus	Bonus
	Amount	Amount

Paul W. Whetsell	0%	150%
John Emery	0%	175%
Robert Morse	0%	125%
James A. Calder	0%	100%
Thomas F. Vincent	0%	66%
Steven D. Jorns	0%	150%

      The amount of the annual bonus is based on the achievement of predefined operating or performance goals and other criteria to be established by the compensation committee.

      Long-term incentives. Each executive is eligible to participate in the employee incentive plan. Awards are made at the discretion of the compensation committee and the board of directors.

      Certain severance benefits. If, at any time during the term of their respective employment agreements or any automatic renewal period, the employment of Messrs. Whetsell, Emery, Morse, Calder, Vincent or Jorns is terminated, he shall be entitled to receive the benefits described below.

      Termination without cause or by the executive officers for “good reason” — If Messrs. Whetsell, Emery or Jorns is terminated without cause or voluntarily terminates his employment for “good reason,” he will be entitled to a lump sum payment equal to:

•	his total then base salary plus the amount of his bonus for the preceding year, multiplied by

•	the greater of (A) 2.0 (2.5 in the case of Mr. Whetsell) and (B) a fraction, whose numerator is the number of days remaining in the term of his employment agreement, and whose denominator is 365.

      If Mr. Emery is terminated after being notified of his calendar year 2002 bonus but prior to being notified of his bonus for calendar year 2003 (to be paid in 2004), Mr. Emery’s bonus for purposes of the termination fee will be an amount equal to Mr. Emery’s calendar 2002 bonus pro-rated as if our company (post-merger) had existed during all of 2002.

      All of Messrs. Whetsell, Emery and Jorns’ options and restricted stock will immediately vest and the options, together with all previously vested and unexercised options, will become exercisable for a period of one year after they vest and shares of restricted stock previously granted to the executives will become free from all contractual restrictions, effective as of the termination date. Mr. Whetsell’s previously vested but unexercised options will also be exercisable for a period of one year. Furthermore, the health insurance benefits under the employment agreements, or their equivalents, will continue in effect for a period equal to the greater of two and one-half years in the case of Mr. Whetsell, or two years in the case of Messrs. Emery and Jorns, or the remaining term of the employment agreement, without further extension; provided, however, in all cases the health insurance benefits cease on the date on which the executive obtains health insurance from a subsequent employer.

      If Messrs. Morse or Calder terminated without cause or voluntarily terminates for “good reason,” he will receive:

•	a lump sum payment equal to his then annual base salary;

•	the amount of his bonus for the preceding year;

•	immediate vesting of all unvested stock options with those stock options, together with all previously vested but unexercised options, being exercisable for a period of one year;

•	shares of restricted stock previously granted shall become free of all contractual restrictions; and

•	the continuance of health insurance benefits under his employment agreement until the earlier of one year from the end of the term of his employment agreement or the date which the executive obtains health insurance coverage from a subsequent employer.

      If Mr. Vincent is terminated without cause, he will be paid his then base salary for the lesser of one year or the remainder of the term of his agreement, and be entitled to exercise those stock options that have vested through the date of termination, or will vest within 12 months following the date of termination, for 12 months after the date of termination.

      Termination due to death or disability — Upon his termination due to death or disability, each executive or his estate will receive a lump sum payment equal to the executive’s base salary through his termination date, plus the pro rata portion of his bonus for the fiscal year in question. In addition, Messrs. Emery, Whetsell, Morse, Calder and Jorns will receive:

•	payment for one year of any compensation due the executive under his employment contract,

•	immediate vesting of any unvested portion of the executive’s stock options and restricted stock and the rights to exercise those options and all previously vested and unexercised options continue for one year after they vest, and

•	shares of restricted stock previously granted shall become free from all contractual restrictions.

      Voluntary termination or termination for cause — If Messrs. Whetsell, Emery, Morse, Calder or Jorns terminate their employment other than for death, disability or “good reason” or if any executive is terminated “for cause,” the executive will receive any accrued and unpaid base salary through the termination date. Any unvested options will terminate immediately, and any vested options held by the executive will expire 90 days after the termination date.

      Termination following a change in control — If Messrs. Whetsell, Emery or Jorns:

•	is terminated without cause within 24 months following a change in control; or

•	terminates his employment with “good reason” within six months following a change in control (except for Mr. Jorns), or

•	if we change Messrs. Whetsell or Emery’s responsibilities, decrease their compensation, or if Messrs. Whetsell or Emery is not elected to the Board, or the corporate offices are relocated outside of the Washington, D.C. metropolitan area during the two year period following the change of control and, within six months following such change but not later than two years following the change of control, terminates the agreement, then he will receive:

•	his total then base salary plus the amount of his bonus for the preceding year, multiplied by

•	the greater of (A) 3 (3.5 in the case of Mr. Whetsell) and (B) a fraction, whose numerator is the number of days remaining in the term of his employment agreement, and whose denominator is 365;

      In addition, with respect to the executive officers named above:

•	all unvested stock options held by each will immediately vest and, together with all previously vested and unexercised options, will be exercisable for a period of one year after termination and shares of restricted stock previously granted to the executive will become free from all contractual restrictions; and

•	the continuance of health insurance benefits, or their equivalent will apply for a period equal to the greater of:

—	two years in the case of Messrs. Emery and Jorns; and

—	two and one-half years, or, if longer, the remaining term of his agreement, in the case of Mr. Whetsell; or

—	the remaining term of the employment agreement, without further extension.

      In the case of Messrs. Morse and Calder, he would be entitled, upon this type of termination of employment, to receive the same types of benefits as Messrs. Whetsell and Emery, provided that the termination occurred within 18 months of a change in control of our company, except his lump sum payment will be two times the sum of his then annual base salary plus bonus and his health insurance benefits will continue for two years.

      Change in control payments — In the case of Messrs. Whetsell or Emery in the event that any accelerated vesting of the executive’s rights with respect to stock options, restricted stock or any other payment, benefit or compensation results in the imposition of an excise tax payable by the executive under the Internal Revenue Code, we will make a cash payment to the executive in the amount of the excise tax and shall also make a cash payment to the executive in an amount equal to the total of federal, state and local income and excise taxes for which the executive may be liable on account of the excise tax payment. Messrs. Morse and Calder, on the other hand, would have their benefits reduced so that they would not be subject to the excise tax, unless the after-excise tax amount they would have received is greater than the amount they would receive after the reduction.

      Termination due to non-renewal of employment agreement — If the employment agreement of Messrs. Whetsell, Emery or Morse is not renewed at the end of the term, he will receive:

•	a lump sum payment equal to twice (once in the case of Mr. Morse) his then annual base salary;

•	the amount of his bonus for the preceding year;

•	immediate vesting of all unvested stock options and restricted stock awards and exercisability of all options for one year after termination; and

•	the continuance of health insurance benefits under his employment agreement, but only until the earlier of:

—	one year from the end of the term of his employment agreement; or

—	the date on which he obtains health insurance coverage from a subsequent employer.

      Noncompetition/Non-solicitation. During their employment and after the termination of their employment for a period of 24 months (in the case of Messrs. Whetsell and Vincent), 12 months (in the case of Mr. Morse), and six months (in the case of Mr. Emery), Messrs. Whetsell, Emery, Morse and Vincent may not solicit, raid, entice or induce any person, who then is or at any time during the 12 month period prior to the end of his agreement, was an employee of an affiliate of ours, other than a person whose employment has been terminated, to become employed by any person, firm or corporation. In addition, Mr. Vincent may not, for a period of 24 months after termination, compete within 50 miles of the geographic areas in which we conduct business. Mr. Emery may solicit any person we have terminated who voluntarily seeks employment with Mr. Emery. Mr. Emery also may not, during his employment and for a period of 12 months thereafter, solicit or accept business, or help others to do so, from any person that was a customer of our company during the 12 month period prior to Mr. Emery’s termination for the purpose of providing similar products or services as our company or to reduce customers’ business with our company.

COMPENSATION COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

      Our executive compensation program provides competitive levels of compensation designed to integrate pay with our annual and long-term performance goals. Underlying this objective are the following concepts: supporting an individual pay-for-performance policy that differentiates compensation levels based on corporate and individual performance; motivating key senior officers to achieve strategic business objectives and rewarding them for that achievement; providing compensation opportunities that are competitive to those offered in the marketplace, thus allowing us to compete for and retain talented executives who are critical to our long-term success; and, aligning the interest of our executives with the long-term interests of our stockholders.

      In the interest of balancing all key stockholder interests, the compensation committee believes that the compensation of our executive officers, along with the compensation of other officers, should be comprised of a combination of base salary, short-term annual incentive bonus and long-term compensation. While these elements are balanced in total in comparison to other comparable organizations, the compensation committee believes that potential compensation in the form of performance-related variable compensation should be emphasized. Variable compensation will be both short-term and long-term based. The resulting total package has been designed to reward officers for the creation of long-term stockholder value.

Base Salary

      In determining the appropriate amount of fixed base pay for our executive officers, the compensation committee compared our executive officer base salaries with those paid to other executives in the hospitality industry.

Incentive Bonus

      Pursuant to employment agreements, certain of our employees are eligible to receive cash bonuses upon fulfillment of predetermined corporate and individual goals. Each of our executive officers received a bonus for fiscal year 2002 in accordance with the terms of their employment agreement. Full bonus payouts will be made in the future only if our performance goals are exceeded. Bonuses will not be available if minimum performance goals are not met.

Stock Options

      Stock options, stock appreciation rights and restricted shares are granted to our officers and other key employees under our employee incentive plan as incentives to promote long-term growth and to increase stockholder value. The compensation committee believes that the grant of options focuses attention on managing the company from the perspective of an owner with an equity stake in the business. Since the value of an option bears a direct relationship to our stock price, it serves as an effective long-term incentive, which is highly compatible with the interests of stockholders, and is therefore an important element of our compensation policy. During 2002, we granted 430,000 options to our executive officers.

Chief Executive Officer Compensation

      Mr. Whetsell’s base salary as our Chairman and Chief Executive Officer for 2002 was $190,000 per year until December 13, 2002 when his base salary was increased to $350,000 per year. (Mr. Whetsell also received a base salary of $285,000 during 2002 as Chairman and Chief Executive Officer of MeriStar Hospitality). Taking account of the fact that Mr. Whetsell spends a significant portion of his time in his various capacities at MeriStar Hospitality, we believe that Mr. Whetsell’s compensation received from us is comparable to compensation for other chief executive officers in the hospitality industry. This compensation was established by the compensation committee. Mr. Whetsell’s compensation for 2003 will be $350,000 per year (Mr. Whetsell will also receive a base salary of $285,000 per year from MeriStar Hospitality). Taking account of the fact that Mr. Whetsell will continue to spend a significant portion of his time in his various capacities at MeriStar Hospitality, we believe that Mr. Whetsell’s compensation will continue to be comparable with that for other chief executive officers in the hospitality industry.

Tax Deductibility of Compensation

      Section 162(m) of the Internal Revenue Code, generally limits the deductibility on our tax return of compensation over $1 million to any of our officers unless the compensation is paid pursuant to a plan that is performance-related, non-discriminatory and has been approved by our stockholders. The compensation committee’s policy with respect to Section 162(m) is to make every reasonable effort to ensure that compensation is deductible to the extent permitted. The compensation committee has the authority to award compensation in excess of the $1 million limit, regardless of whether that compensation will be deductible, if the compensation committee determines in good faith that the compensation is appropriate to incentivize and compensate the recipient.

The Compensation Committee

Mahmood J. Khimji — Chair
Raymond C. Mikulich
J. Taylor Crandall

PERFORMANCE GRAPH

      The following graph compares the cumulative annual return of our common stock since August 3, 1998, with the cumulative total return of the New York Stock Exchange Market Value Index and our peer group index over the same period, assuming an initial investment of $100 on August 3, 1998, with all dividends reinvested. The peer group consists of Hilton Hotels Corporation, Marriott International Inc., Starwood Hotels & Resorts, Prime Hospitality Corp. and Choice Hotels International, Inc. We believe that the peer group represents our principal competitors in the hotel management segment of the hospitality industry. In addition, the peer group is comprised of publicly traded companies whose market capitalizations and principal lines of business are comparable to those of ours.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      At the Annual Meeting, the stockholders will vote on the ratification of the appointment of KPMG LLP, certified public accountants, as independent auditors to audit our accounts and those of our subsidiaries for the fiscal year ending December 31, 2003.

      The audit committee has appointed KPMG to serve as our independent auditors for 2003. KPMG has been our independent auditors since 1998. A representative of KPMG will be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires. KPMG will be available to answer appropriate questions.

      The following fees were paid to KPMG, our independent auditors, for the year ended December 31, 2002:

Audit Fees	$414,192	(1)
Audit Related Fees	19,750	(1)(2)
Financial information systems design
and implementation fees	—
All other fees	—

Total Fees:	$433,942

(1)	$194,889 of the audit fees and all of the audit related fees relate to services performed for MeriStar Hotels & Resorts, Inc. from January 1, 2002 through the date of the merger on July 31, 2002.
(2)	Audit related fees are for the audit of our employee benefit plans.

      Our audit committee evaluates and considers whether any financial information systems, design and implementation services and other non-audit services provided by KPMG to us are compatible with maintaining KPMG’s independence pursuant to Independence Standards Board Standard No. 1.

Required Vote

      The ratification of the appointment of the independent auditors requires an affirmative vote of holders of a majority of the shares present at the Annual Meeting in person or by proxy.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS.

REPORT OF THE AUDIT COMMITTEE

      The audit committee of our board of directors is responsible for providing independent, objective oversight of our accounting functions and internal controls. The audit committee is composed of three directors, each of whom is independent as defined by the independence criteria under Section 301 of the Sarbanes-Oxley Act of 2002 and the proposed New York Stock Exchange rules. The audit committee operates under a written charter approved by our board of directors.

      Management is responsible for our internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The audit committee’s responsibility is to monitor and oversee these processes. In performing these responsibilities, the audit committee necessarily relies on the work and assurances of our management and the independent accountants.

      In connection with these responsibilities, the audit committee reviewed and discussed with management and the independent accountants the December 31, 2002 financial statements. The audit committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The audit committee also received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the audit committee discussed with the independent accountants that firm’s independence.

      Based upon the audit committee’s discussions with management and the independent accountants, and the audit committee’s review of the representations of management and the independent accountants, the audit committee recommended to our board of directors that the audited consolidated financial statements be included in our annual report on Form 10-K for the year ended December 31, 2002, as filed with the Securities and Exchange Commission.

The Audit Committee

James B. McCurry — Chair
John J. Russell, Jr.
Leslie R. Doggett

      A copy of the Audit Committee Charter is attached to this Proxy Statement as Exhibit A.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

MeriStar Hospitality Corporation

      Mr. Whetsell is the Chief Executive Officer and Chairman of the board of directors of MeriStar Hospitality Corporation, the owner of 108 of the hotels we manage. Mr. Jorns is the Vice-Chairman of the board of directors of MeriStar Hospitality. Until November 2002, Mr. Emery was the President, Chief Operating Officer and a director of MeriStar Hospitality. In fiscal 2002, we received an aggregate of $24.6 million in management fees from MeriStar Hospitality. During 2002, we had a term note with MeriStar Hospitality under which we had $56.1 million of indebtedness outstanding. In January 2003, we repaid this note for $42.1 million. We financed this repayment through a new loan and available cash. The new loan is a $40 million subordinated unsecured term loan with Lehman Commercial Paper, Inc., an affiliate of Lehman Brothers Inc. Messrs. Mikulich and Flannery are employed by Lehman Brothers Inc, and CGLH Partners I LP and CGLH Partners II LP (see “Principal Stockholders” below) are also affiliates of Lehman Brothers Inc.

      Mr. Crandall is a Managing Partner of Oak Hill Capital Partners, L.P. and Vice President and Chief Operating Officer of Keystone, Inc. (see “Principal Stockholders” below). In addition, Mr. Crandall is a director of MeriStar Hospitality Corporation.

      We hold a non-controlling 0.5% general partnership interest and a non-controlling 9.5% limited partnership interest in MIP Lessee, L.P., a joint venture between entities related to Oak Hill Capital Partners, L.P. and us. MIP Lessee owns 10 full-service hotels. The joint venture has borrowed an aggregate of $193 million of non-recourse loans from Lehman Brothers Holding Inc., an entity related to Lehman Brothers Inc. Messrs. Mikulich and Flannery are employed by Lehman Brothers Inc. MeriStar Hospitality Corporation has a $40 million investment in the joint venture. In fiscal 2002, we received an aggregate of $3.0 million in management fees from these hotels.

CGLH Partners I LP and CGLH Partners II LP

      In connection with our merger with Interstate Hotels Corporation, on June 26, 2002, some of the preferred stock and convertible notes of Interstate Hotels Corporation held by CGLH Partners I LP and CGLH Partners II LP (see “Principal Stockholders” below), Messrs. Hewitt and Kilkeary and another former executive of Interstate Hotels Corporation were converted into Class A common stock of Interstate Hotels Corporation. The CGLH partnerships are affiliated with Lehman Brothers Inc. As inducement for the conversion of preferred stock and the convertible notes, Interstate Hotels Corporation paid these parties $9,250,000. On August 2, 2002, these parties converted their remaining Interstate Hotels Corporation preferred stock and convertible notes. As a result of these conversions, these parties hold 6,900,000 shares of our common stock. Messrs. Alibhai, Khimji and Weiser are affiliated with the CGLH partnerships as are Messrs. Mikulich and Flannery, who are affiliated through their employment with Lehman Brothers Inc.

      At the merger date, we entered into a stockholder and board composition agreement with the CGLH partnerships; Oak Hill Capital Partners, L.P. and parties related to it; Messrs. Whetsell, Emery, Jorns, Hewitt and Kilkeary; and a former executive of Interstate Hotels Corporation. Pursuant to the board composition agreement, the composition of our board of directors will remain unchanged until January 31, 2004. If a director leaves our board prior to this date, the board composition agreement governs the procedure for replacing such director. Our charter was amended to take into account these provisions of the board composition agreement. Mr. Crandall is affiliated with Oak Hill.

      At the merger date, we entered in a registration rights agreement with the CGLH partnerships. The registration rights agreement provides the CGLH partnerships with not more than seven demand rights requiring us to file a registration statement registering the stock they hold in our company.

      We and CGLH Partners III, L.P. and CGLH Partners IV, L.P. (which are affiliated with the CGLH partnerships) have formed a non-exclusive hotel joint venture fund to acquire full-service hotels. The joint venture has not acquired any hotels as of the date of this proxy statement.

Other Lehman Brothers Inc. Relationships

      We hold a non-controlling 0.5% general partnership interest and a non-controlling 49.5% limited partnership interest in two limited partnerships that own seven Marriott-branded hotels and one Hampton Inn hotel for which we made a total investment of approximately $8.7 million. FelCor Lodging Trust Incorporated owns the remaining 50% of the partnerships. The partnerships have borrowed an aggregate of $52.3 million of non-recourse loans from Lehman Brothers Bank, FSB, an entity related to Lehman Brothers Inc. These borrowings are secured by the partnerships’ hotels. In fiscal 2002, we received an aggregate of $0.7 million in management fees from these hotels. Messrs. Mikulich and Flannery are employed by Lehman Brothers Inc.

      We manage the Park Central Hotel in New York, New York, and we managed the Raleigh Sheraton Capital Center Hotel in Raleigh, North Carolina, until March 2003. The owners of these hotels engaged us to manage these properties in accordance with the rights of the principal lender of these hotels to select a third-party management company. The principal lender of these hotels is Lehman Brothers Holdings Inc., an affiliate of Lehman Brothers Inc. In fiscal 2002, we received an aggregate of approximately $1.1 million in management fees from these hotels.

      We manage the Beaumont Hilton in Beaumont, Texas. This hotel is owned by an entity related to Lehman Brothers Inc. In fiscal 2002, we received approximately $164,000 in management fees from this hotel.

Other Director and Officer Relationships

      We held a 20% non-controlling equity interest and entered into an agreement to manage the Renaissance Worldgate Hotel in Kissimmee, Florida, for a total investment of approximately $3.9 million. Mr. Alibhai, and LB Maingate I Inc. (an affiliate of Mr. Alibhai and Lehman Brothers Inc, which employs Messrs. Mikulich and Flannery) each held a 40% respective ownership interest in the hotel. The hotel has a $37 million non-recourse loan from Lehman Brothers Holdings Inc., an affiliate of Lehman Brothers Inc., which is secured by the hotel. In February 2002, the ownership and financing for the hotel was restructured in order to address financial difficulties at the hotel. As part of this restructuring, our 20% non-controlling equity interest was redeemed in exchange for mutual releases with respect to the obligations of the hotel. In addition, the hotel owner and we amended the management agreement for the hotel, under which, among other things, we waived our management fees for the period from July 1, 2001, through February 21, 2002, and agreed to reduce our base management fee for periods following February 21, 2002. The hotel’s owners have also issued a promissory note of approximately $282,000 for past accounts receivable we were owed. This note bears interest at the rate of 9% per annum and is payable in equal quarterly installments beginning January 1, 2003. The hotel owner did not pay the first or second installments due on January 1, 2003, and April 1, 2003. For fiscal 2002, we earned approximately $0.1 million in management fees from this hotel.

      We hold a 25% non-controlling equity interest in and manage the Houston Astrodome/ Medical Center Residence Inn by Marriott in Houston, Texas. Mr. Alibhai holds a 22.46% ownership interest in the hotel. In fiscal 2002, we received approximately $218,000 in management fees from this hotel.

      In connection with the merger, Mr. Hewitt executed a severance agreement pursuant to which he receives monthly payments of $75,000, less applicable taxes, from August 2002 through January 2006. The agreement also provides that Mr. Hewitt will receive employee benefits similar to the employee benefits he had as of the merger (excluding retirement, stock option, stock purchase, deferred compensation, or other compensation benefits) through January 30, 2006. Mr. Hewitt also receives under the agreement a monthly car allowance of $750 per month, plus reimbursement of certain other out-of-pocket expenses. At the merger date, we agreed, effective June 2005, to forgive a $400,000 loan and to partially forgive a $259,254 loan made by Interstate Hotels Corporation to Mr. Hewitt.

      Our corporate housing division leases five housing units in Canada from Mr. Vincent. We paid approximately $84,000 CDN to lease these units in 2002.

      We had loans outstanding to Mr. Kilkeary in the amount of $458,332. These loans were forgiven when Mr. Kilkeary left our company in November 2002.

PRINCIPAL STOCKHOLDERS

      The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 4, 2003 by (i) all persons known by us to own beneficially more than 5% of our common stock, (ii) each director who is a stockholder, (iii) each of our named executive officers, and (iv) all directors and executive officers as a group.

	Shares
	Beneficially Owned

Name & Address of Beneficial Owner	Number	Percentage

Holders of 5% or more of our Common Stock:
Keystone, Inc. and related parties (1)	1,304,951	6.3%
Wellington Management Company, LLP (2)	1,298,320	6.3%
CGLH Partners I LP and CGLH Partners II LP as a group (3)	6,968,108	33.9%
Executive Officers and Directors:
Karim J. Alibhai (4)	6,927,600	33.6%
James A. Calder (5)	42,158	*
J. Taylor Crandall (6)	209,929	1.0%
Leslie R. Doggett (7)	1,500	*
John Emery (8)	185,500	*
Joseph J. Flannery (4)	6,906,440	33.6%
Thomas F. Hewitt	404,419	2.0%
Steven D. Jorns (9)	267,786	1.3%
Mahmood J. Khimji	—	*
James B. McCurry (10)	4,500	*
Raymond C. Mikulich (4)	6,900,000	33.5%
Robert J. Morse (11)	40,000	*
John J. Russell, Jr.	—	*
Thomas F. Vincent (12)	25,916	*
Sherwood M. Weiser (13)	6,920,830	33.6%
Paul W. Whetsell (14)	431,664	2.1%
Executive officers and directors as a group (16 persons) (15)	8,542,326	40.7%

*	Represents less than 1% of the class.

(1)	Beneficial ownership information is based on the Schedule 13D/ A filed by Keystone, Inc., Oak Hill Capital Partners, L.P., Oak Hill Capital Management Partners, L.P., Cherwell Investors, Inc., Group 31, Inc., MHX Investors, L.P., Arbor REIT, L.P. FW Hospitality, L.P., Capital Partnership, J. Taylor Crandall and Robert M. Bass (all located at 201 Main Street, Suite 3100 Fort Worth, Texas 76012) and MC Investment Corporation, Penobscot Partners, L.P. and PTJ Merchant Banking Partners, L.P. (all located at 65 E. 55th Street, New York, New York 10022), filed on August 20, 2002.

(2)	Beneficial ownership information is based on the Schedule 13G/ A filed by Wellington Management Company, LLP (located at 75 State Street, Boston, Massachusetts 02109), filed on February 12, 2003.

(3)	Beneficial ownership information is based on the Schedule 13D/ A filed by CGLH Partners I, LP (located at c/o Lehman Brothers Holdings, Inc., 399 Park Avenue, New York, New York 10022) on September 10, 2002. The following entities beneficially own shares covered by this 13D/ A filing: (i) CGLH Partners I LP (sole voting power over 1,150,000 shares); (ii) CGLH Partners II LP (sole voting power over 5,750,000 shares); (iii) LB Interstate GP LLC; (iv) LB Interstate LP LLC; (v) PAMI LLC; (vi) Property Asset Management, Inc.; (vii) Lehman ALI Inc; (viii) Lehman Brothers Holdings Inc.; (ix) MKK/ CG GP Holdings, LLC; (x) KFP Interstate, LLC; (xi) Grosvenor, LLC; (xii) KFP Holdings, Ltd; (xiii) Quadrangle Trust Interstate (BVI) Limited; (xiv) Sherwood M. Weiser (sole voting power over 20,830 shares);

(xv) Donald E. Lefton (sole voting power over 19,678 shares); and (xvi) Karim J. Alibhai (sole voting power over 27,600 shares).

(4)	Includes 6,900,000 shares of our common stock held indirectly through an indirect interest in the CGLH Partners I LP and CGLH Partners II LP. See Note (3) above.

(5)	Also includes 40,000 shares of our common stock subject to vested options.

(6)	Includes 12,382 shares held by Cherwell Investors, Inc. (“Cherwell”), 152,813 shares held by FW Hospitality, L.P. (“FW Hospitality”), 40,903 shares held by PTJ Merchant Banking Partners, L.P. (“PTJ Merchant”) and 813 shares held by Group 31, Inc. Mr. Crandall is the President and sole shareholder of Group 31, Inc; the President and sole shareholder of PTJ, Inc., which is the sole general partner of PTJ Merchant; the sole member of Group III 31, LLC, the general partner of FW Hospitality, L.P. Mr. Crandall is also the President and sole stockholder of Acadia MGP., which is the managing general partner of Acadia FW Partners, L.P., which is the sole stockholder of Cherwell. Includes 1,500 shares of our common stock subject to vested options.

(7)	Includes 1,500 shares of our common stock subject to vested options.

(8)	Includes 115,000 shares of our common stock subject to vested options.

(9)	Includes 53,000 shares of our common stock subject to vested options.

(10)	Includes 4,500 shares of our common stock subject to vested options.

(11)	Includes 40,000 shares of our common stock subject to vested options.

(12)	Includes 12,000 shares of our common stock subject to vested options.

(13)	Includes 6,900,000 shares of our common stock held indirectly through Mr. Weiser’s indirect interests in the CGLH Partners I LP and CGLH Partners II LP. See Note (3) above.

(14)	Includes (i) 175,000 shares of our common stock subject to vested options and (ii) shares held by entities over which Mr. Whetsell has beneficial ownership within the meaning of Rule 13d-3.

(15)	Includes 6,900,000 shares of our common stock held indirectly through the indirect interests of Messrs. Mikulich, Flannery, Alibhai & Weiser in CGLH Partners I LP and CGLH Partners II LP. See Note (3) above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of the issued and outstanding shares of our common stock, to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission. Directors, executive officers and greater than 10% stockholders are required by SEC regulation to furnish us copies of all Section 16(a) forms they file.

      Based on a review of the copies of the forms furnished to us or representations by reporting persons, all of the filing requirements applicable to our officers, directors and greater than 10% stockholders were met for fiscal year 2002 except for a Form 5 filed by Mr. Whetsell in January 2003.

MISCELLANEOUS

Proxy Solicitation

      The cost of soliciting proxies will be borne by us. In addition to soliciting proxies by mail, our directors, executive officers and employees, without receiving additional compensation, may solicit proxies by telephone, by telegram or in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of our common stock, and we will reimburse such brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with forwarding such materials.

Annual Report

      Our Annual Report, including financial statements for the fiscal year ended December 31, 2002, is being forwarded to each stockholder with this proxy statement.

Stockholder Proposals for Next Annual Meeting

      If any of our stockholders intends to present a proposal for consideration at our next Annual Meeting of Stockholders and wish to have such proposal in the proxy statement distributed by our board of directors with respect to such meeting, such proposal must be received at our principal executive offices located at 1010 Wisconsin Avenue, N.W., Washington, DC 20007, Attention: Christopher L. Bennett, Secretary, not later than the 120th day prior to the first anniversary of the date of this year’s proxy statement. Accordingly, a stockholder nomination or proposal intended to be considered at the 2004 Annual Meeting must be received by the Secretary prior to the close of business on December 26, 2003. In addition, any stockholder intending to present a proposal for consideration at the next Annual Meeting of Stockholders must also comply with certain provisions of our certificate of incorporation and bylaws.

Other Matters

      Our board of directors does not know of any business to be presented for consideration at the Annual Meeting or any adjournment thereof other than as stated in the Notice of Annual Meeting of Stockholders. The affirmative vote of the holders of a majority of the shares of our common stock represented at the Annual Meeting or any adjournment thereof and actually voted would be required with respect to any such other matter that is properly presented and brought to a stockholder vote.

Christopher L. Bennett
Secretary

April 23, 2003

      COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE COMPANY’S FISCAL YEAR ENDED DECEMBER 31, 2002, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND AS AMENDED TO DATE, WILL BE PROVIDED TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO CHRISTOPHER L. BENNETT, SECRETARY, INTERSTATE HOTELS & RESORTS, INC., 1010 WISCONSIN AVENUE, N.W., WASHINGTON, DC 20007.

EXHIBIT A

INTERSTATE HOTELS & RESORTS, INC.

AUDIT COMMITTEE CHARTER

I. Purpose

The primary objective of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to (a) the financial statements and other financial information provided by the Company to its stockholders, the public and others, (b) the Company’s compliance with legal and regulatory requirements, (c) the independent auditors’ qualifications and independence and (d) the performance of the Company’s internal audit function and independent auditors.

Although the Audit Committee has the powers and responsibilities set forth in this Charter, the role of the Audit Committee is oversight. The members of the Audit Committee are not full-time employees of the Company and may or may not be accountants or auditors by profession or experts in the fields of accounting or auditing and, in any event, do not serve in such capacity. Consequently, it is not the duty of the Audit Committee to conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditors.

II. Organization

The Audit Committee shall consist of three or more directors, each of whom shall satisfy the independence, financial literacy and experience requirements of Section 10A of the Securities Exchange Act, the New York Stock Exchange and any other regulatory requirements.

The members of the Audit Committee shall be appointed by the Board on the recommendation of the Nominating & Governance Committee.

The Audit Committee may form and delegate authority to subcommittees when appropriate.

III. Meetings

The Audit Committee shall meet at least four times per year on a quarterly basis, or more frequently as circumstances require. As part of its job to foster open communication, the Audit Committee shall meet at least quarterly with management, the chief internal auditor and the independent auditors in separate executive sessions to discuss any matters that the Audit Committee or each of these groups believe should be discussed privately.

The members of the Audit Committee shall select a chair who will preside at each meeting of the Audit Committee and, in consultation with the other members of the Audit Committee, shall set the frequency and length of each meeting and the agenda of items to be addressed at each upcoming meeting. In addition, at the first meeting of the Audit Committee to be held upon its formation and at each first meeting held following the annual meeting of shareholders (the “First Meeting”), the chair, in consultation with the other members of the Audit Committee, shall determine the list of items to be addressed by the Audit Committee during the coming year (the “Annual Agenda”).

The chair shall ensure that the agenda for each upcoming meeting of the Audit Committee is circulated to each member of the Audit Committee as well as each other director in advance of the meeting, and that the Annual Agenda is circulated to each member of the Audit Committee as well as each other director not later than five business days after it is finalized (which shall be not later than five business days after the First Meeting).

IV. Authority and Responsibilities

In recognition of the fact that the independent auditors are ultimately accountable to the Audit Committee, the Audit Committee shall have the sole authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors (or to nominate the independent auditors for stockholder approval), and shall approve all audit engagement fees and terms and all non-audit engagements with the independent auditors. The Audit Committee shall consult with management but shall not delegate these responsibilities.

To fulfill its responsibilities, the Audit Committee shall:

     With respect to the independent auditors:

Be directly responsible for the appointment, compensation and oversight of the work of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing its audit report or related work.

Have the sole authority to review in advance, and grant any appropriate pre-approvals, of (a) all auditing services to be provided by the independent auditors and (b) all non-audit services to be provided by the independent auditors as permitted by Section 10A of the Securities Exchange Act, and in connection therewith to approve all fees and other terms of engagement. The Audit Committee shall also review and approve disclosures required to be included in Securities and Exchange Commission periodic reports filed under Section 13(a) of the Securities Exchange Act with respect to non-audit services.

Review on an annual basis the performance of the independent auditors.

Ensure that the independent auditors submit to the Audit Committee on an annual basis a written statement consistent with Independent Standards Board Standard No. 1, discuss with the independent auditors any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and satisfy itself as to the independent auditors’ independence.

At least annually, obtain and review an annual report from the independent auditors describing (a) the independent auditors’ internal quality control procedures and (b) any material issues raised by the most recent internal quality control review, or peer review, of the independent auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues.

Confirm that the lead audit partner and the audit partner responsible for reviewing the audit, has not performed audit services for the Company for each of the five previous fiscal years.

Review all reports required to be submitted by the independent auditors to the Audit Committee under Section 10A of the Securities Exchange Act.

Review, based upon the recommendation of the independent auditors and the chief internal auditor, the scope and plan of the work to be done by the independent auditors.

     With respect to the annual financial statements:

Review and discuss with management, the internal audit group and the independent auditors the Company’s annual audited financial statements, including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, relating to the conduct of the audit.

Recommend to the Board, if appropriate, that the Company’s annual audited financial statements be included in the Company’s annual report on Form 10-K for filing with the Securities and Exchange Commission.

Prepare the report required by the Securities and Exchange Commission to be included in the Company’s annual proxy statement and any other reports of the Audit Committee required by applicable securities laws or stock exchange listing requirements or rules.

     With respect to quarterly financial statements:

Review and discuss with management, the internal audit group and the independent auditors the Company’s quarterly financial statements, including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the independent auditors’ review of the quarterly financial statements, prior to submission to stockholders, any governmental body, any stock exchange or the public.

     Annual reviews:

Obtain and review an annual report from management relating to the accounting principles used in the preparation of the Company’s financial statements, including those policies for which management is required to exercise discretion or judgments regarding the implementation thereof.

     Periodic reviews:

Periodically review separately with each of management, the independent auditors and the internal audit group (a) any significant disagreement between management and the independent auditors or the internal audit group in connection with the preparation of the financial statements, (b) any difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information and (c) management’s response to each.

Periodically discuss with the independent auditors, without management being present, (a) their judgments about the quality and appropriateness of the Company’s accounting principles and financial disclosure practices as applied in its financial reporting and (b) the completeness and accuracy of the Company’s financial statements.

Consider and approve, if appropriate, significant changes to the Company’s accounting principles and financial disclosure practices as suggested by the independent auditors, management or the internal audit group. Review with the independent auditors, management and the internal audit group, at appropriate intervals, the extent to which any changes or improvements in accounting or financial practices, as approved by the Audit Committee, have been implemented.

Review and discuss with management, the internal audit group, the independent auditors and the Company’s in-house and independent counsel, as appropriate, any legal, regulatory or compliance matters that could have a significant impact on the Company’s financial statements, including applicable changes in accounting standards or rules.

     Discussions with management:

Review and discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies.

Review and discuss with management all material off-balance sheet transactions, arrangements, obligations (including contingent obligations) and other relationships of the Company with unconsolidated entities or other persons, that may have a material current or future effect on financial condition, changes in financial condition, results of operations, liquidity, capital resources, capital reserves or significant components of revenues or expenses.

Review and discuss with management the Company’s major risk exposures and the steps management has taken to monitor, control and manage such exposures, including the Company’s risk assessment and risk management guidelines and policies.

     With respect to the internal audit function and internal controls:

Review, based upon the recommendation of the independent auditors and the chief internal auditor, the scope and plan of the work to be done by the internal audit group.

Review and approve the appointment and replacement of the Company’s chief internal auditor.

Review on an annual basis the performance of the internal audit group.

In consultation with the independent auditors and the internal audit group, review the adequacy of the Company’s internal control structure and procedures designed to insure compliance with laws and regulations, and discuss the responsibilities, budget and staffing needs of the internal audit group.

Establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by employees of the Company of concerns regarding the questionable accounting or auditing matters.

Review (i) the internal control report prepared by management, including management’s assessment of the effectiveness of the Company’s internal control structure and procedures for financial reporting and (ii) the independent auditors’ attestation, and report, on the assessment made by management.

     Other:

Review and approve all related-party transactions.

Review and approve (a) any change or waiver in the Company’s code of ethics for senior financial officers and (b) any disclosure made on Form 8-K regarding such change or waiver.

Establish a policy addressing the Company’s hiring of employees or former employees of the independent auditors who were engaged on the Company’s account.

Review and reassess the adequacy of this Charter annually and recommend to the Board any changes deemed appropriate by the Audit Committee.

Review its own performance annually.

Report regularly to the Board.

Perform any other activities consistent with this Charter, the Company’s bylaws and governing law, as the Audit Committee or the Board deems necessary or appropriate.

V. Resources

The Audit Committee shall have the authority to retain independent legal, accounting and other consultants to advise the Audit Committee. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

The Audit Committee shall determine the extent of funding necessary for payment of compensation to the independent auditors for the purpose of rendering or issuing the annual audit report and to any independent legal, accounting and other consultants retained to advise the Audit Committee.

Effective Date: January 1, 2003

PROXY

INTERSTATE HOTELS & RESORTS, INC.
1010 WISCONSIN AVENUE, N.W.
WASHINGTON, D.C. 20007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS

     The undersigned stockholder of Interstate Hotels & Resorts, Inc., a Delaware corporation (the “Company”), hereby appoints Paul W. Whetsell and Christopher L. Bennett, or either of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of Stockholders of the Company to be held at the Latham Hotel Georgetown, 3000 M Street N.W., Washington, D.C. 20007, on June 10, 2003, at 9:00 a.m., local time, and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers as if physically present at the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such meeting.

     The votes entitled to be cast by the undersigned will be cast as instructed below. If this Proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast for each of the proposals as described in the Proxy Statement and in the discretion of the Proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof. The Board of Directors has no reason to believe that any nominee will be unable to serve if elected. In the event any nominee is unable to serve or for good cause will not serve, the Proxy holder may vote for the election of a substitute nominee designated by the Board of Directors.

     PLEASE MARK DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY. YOU MAY USE THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

SEE REVERSE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE
SIDE		SIDE

The Board of Directors recommends votes “FOR ALL NOMINEES” and “FOR” the ratification of the appointment of KPMG LLP as independent auditors for the Company for the fiscal year ending December 31, 2003, all as more fully set forth in the accompanying Proxy Statement.

[X] Please mark votes as in this example	FOR ALL NOMINEES	WITHHOLD VOTE FOR ALL NOMINEES

(1) Re-election as directors of the Company Karim J. Alibhai, Joseph J. Flannery, Raymond C. Mikulich, Mahmood J. Khimji and Sherwood M. Weiser to serve three-year terms expiring at the Annual Meeting in 2006 and until their successors are duly elected and qualified.	[_]	[_] (to withhold voting for any individual nominee, mark here [_] and strike through the name of such nominee to the left).

(2) Ratifying the appointment of KPMG LLP as independent auditors for the Company for the fiscal year ending December 31, 2003.	FOR [_]	AGAINST [_] ABSTAIN [_]

Please sign exactly as name appears hereon. Joint owners should each sign. Executors, Administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation or other entity, please sign in full entity name by a duly authorized officer.

[_] CHECK HERE ONLY IF YOU PLAN TO ATTEND THE MEETING IN PERSON.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT.

Dated:____________, 2003

___________________________ (SIGNATURE) ___________________________ (SIGNATURE)